Exhibit 99.1

            HOW TO SELL YOUR UNWANTED LIFE INSURANCE POLICY FOR CASH INSURE.COM ANNOUNCES ENTRY INTO LIFE SETTLEMENT BROKERAGE MARKET

    DARIEN, Ill., Jan. 4 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc., (Nasdaq: QUOT) ( http://www.insure.com), the only place on earth where you can get instant life, auto, health and home insurance quotes from over 200 companies and have the freedom to buy from the company of your choice, announced today that it intends to enter the life settlement brokerage market, which is an emerging secondary market for life insurance.

    "Most seniors are not aware that a ready and liquid secondary market has recently evolved to purchase eligible life insurance policies that are no longer wanted and that the process for selling an unwanted life insurance policy is really quite simple," remarked Quotesmith.com chairman and CEO Robert Bland. "We believe that we are ideally situated to enter the life settlement business because we have a large, national customer base exceeding 225,000 policyholders. We're attracted to this high-growth market segment, which has the potential for generating additional brokerage and service fee revenues for us."

    Quotesmith.com intends to pursue this business opportunity by using specific allocations of its current direct response ad budget and existing staff without any new expenses or capital outlays.

    The company has begun to obtain life settlement broker licenses wherever required and also announced today that it intends to conduct its business in full recognition of the standards set forth by the 2004 National Association of Insurance Commissioners' Model Regulation on Life Settlements, which includes, among other consumer protections, a 15-day right of return on all life settlement transactions.

    Quotesmith.com is advising its investors that it is not releasing any specific segment revenue projections at this time.

    The Emerging Life Settlement Market

    The life settlement market enables eligible policyholders to sell their unwanted and unneeded life insurance policies for cash, typically to third party settlement companies, professional investors and institutions. Once the policy has been sold, the original policyholder has no further involvement or association with the policy. The life settlement investors then continue to make premium payments to the life insurance company until a death benefit is claimed.

    Industry sources estimate that the life settlement market has grown from zero in the mid-1990s to around $13 billion today. While still small in the context of the $9 trillion of total individual life insurance in force today, independent research released in 2005 indicates that the total face value of life settlement transactions was $1.4 billion in 2002, $2.5 billion in 2003 and $5.0 billion in 2004.

    The target market for life settlements are individuals over the age of 60 who have a life expectancy of two to fifteen years. There are currently 37 million individuals over the age of 65 in America, with 47% estimated to hold some form of life insurance.

    The life settlement market is predicted to grow three times faster than the growth rate of the general U.S. population, primarily because people are living longer.

    An independent sector report from 2005 predicts that the eligible pool of potential senior life settlement customers ranges from 3 to 20 percent of all seniors who hold life insurance.

    Policies eligible for sale in the life settlement market may include convertible term life, whole life, universal life, key-man life, second-to-die life and corporate-owned life.

    According to independent research, the average price paid for a life policy is equivalent to 20% of the policy's face value. For example, an eligible policyowner with a $1 million policy might be able to sell that policy for $200,000 in cash.

    Life settlements are not to be confused with viatical settlements. Often these two names are used synonymously but they are totally different. Viatical settlements are made to insureds that have less than two years' life expectancy, while life settlements are generally made when life expectancy is between two and fifteen years and thus can include many seniors age 75+ who are in good health.

    About Quotesmith.com

    Founded in 1984, Quotesmith.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain instant life, auto, health and home insurance quotes from more than 200 leading insurers and have the freedom to buy from any company shown. Insure.com also plays home to over 3,000 originally authored articles on numerous insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Quotesmith.com generates revenues from receipt of commissions paid by participating insurance companies, including industry- standard, back-end bonus commissions and volume-based contingent bonus commissions. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

    Cautions about Forward-Looking Statements

    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, integration and management of the Life Quotes operation, declines in the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, risks associated with capacity constraints and the management of growth as well as the risks associated with the results of investigations of insurance company practices and potential terrorism threats. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 which is on file with the United States Securities and Exchange Commission. Quotesmith.com and insure.com are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners. All rights reserved. Quotesmith.com, Inc.

SOURCE  Quotesmith.com, Inc.
    -0-                             01/04/2006
    /CONTACT: Robert Bland, CEO of Quotesmith.com, Inc., +1-630-515-0170, ext. 101, bob@insure.com /
    /Web site:  http://www.insure.com /
    (QUOT)